Exhibit 99.1

Atreca Announces Agreement to Terminate Lease and Departure of Chief Financial Officer Herb Cross

SAN CARLOS, Calif., September 21, 2023 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced that, as part of its ongoing efforts to lower operating expenses, the Company has entered into an agreement to terminate its lease agreement pertaining to the Company's headquarters in San Carlos, CA, which represented approximately $13 million of annual expenditures. In addition, Herb Cross, Chief Financial Officer, will depart the Company on September 22, 2023, to pursue an external opportunity. Mr. Cross will continue to support the Company as a consultant through the first quarter of 2024. John Orwin, Chief Executive Officer of the Company, will assume the role of principal financial officer and Rick Ruiz, Vice President, Finance of the Company, will assume the role of principal accounting officer going forward.

“I’d like to thank Herb for his service to Atreca over the last five years. His experience and financial stewardship have been crucial to the management of Atreca’s operations since before our initial public offering, and we wish him luck in his future endeavors,” said Mr. Orwin. “The agreement to terminate our lease agreement dramatically reduces our ongoing operating expenses and helps to extend our cash runway through the first quarter of 2024. Alexandria Real Estate Equities has been an excellent real estate partner for Atreca and we are extremely grateful for their willingness to help us to address this significant obligation, which will facilitate the Company’s evaluation of strategic transactions.”

Under the terms of its amended lease agreement with Alexandria Real Estate Equities, Inc., Atreca will terminate its long-term lease entered into in July 2019 in exchange for aggregate consideration of approximately $5 million. Atreca will vacate the premises by November 30, 2023, and will be evaluating options for facilities sized to its current operational needs.

Mr. Ruiz joined Atreca as Vice President, Finance, in 2018, bringing over 20 years of experience in financial management. Prior to joining Atreca, Mr. Ruiz was a consultant at RoseRyan, Inc., a leading finance and accounting advisory firm.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based therapeutics generated by its differentiated discovery platform, with a focus on antibody-drug conjugates (ADCs). Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for a pipeline of first-in-class oncology programs led by APN-497444, an ADC targeting a novel tumor glycan, in addition to MAM01/ATRC-501, a clinical candidate licensed to the Bill & Melinda Gates Medical Research Institute for the prevention of malaria. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains statements regarding matters that are not historical facts that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, including statements regarding the departure of our Chief Financial Officer and his related consulting arrangement to support us through the first quarter of 2024, our ability to extend our cash runway and the timing thereof, our evaluation of strategic transactions, the agreement to terminate our lease agreement for our corporate headquarters and the expected timing thereof, and our evaluation of corporate facilities to meet our operational needs. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Contacts

Atreca, Inc.

Herb Cross

Chief Financial Officer

info@atreca.com

Investors and Media:

Alex Gray, 650-779-9251

agray@atreca.com

Source: Atreca, Inc.